H The following is a summary of the terms of the notes offered by the preliminary pricing supplement highlighted below. Summary of Terms Issuer: JPMorgan Chase Financial Company LLC Guarantor: JPMorgan Chase & Co. Minimum Denomination: $1,000 Indices: S&P 500 ® Index and Russell 2000 ® Index Pricing Date: November 30, 2018 Observation Date: November 24, 2020 Maturity Date: November 30, 2020 Participation Rate: 100.00% Maximum Amount: At least $160.00 per $1,000 principal amount note* Additional Amount: $1,000 î Lesser Performing Index Return î Participation Rate Payment At Maturity: If the Final Value of each Index is greater than its Initial Value, at maturity, you will receive a cash payment, for each $1,000 principal amount note, of $1,000 plus the Additional Amount, which will not be greater than the Maximum Amount. If (i) the Final Value of one Index is greater than its Initial Value and the Final Value of the other Index is equal to its Initial Value or (ii) the Final Value of each Index is equal to or less than its Initial Value, your payment at maturity will be calculated as follows: $1,000 +($1,000 î Lesser Performing Index Return ) In no event however, will the payment at maturity be less than $ 950.00 per $1,000 principal amount note. If the Final Value of either Index is less than its Initial Value, you will lose up to 5 .00 % of your principal amount at maturity. You are entitled to repayment of at least $ 950.00 per $1,000 principal amount note at maturity, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co. CUSIP: 48130UZ40 Preliminary Pricing Supplement: http://sp.jpmorgan.com/document/cusip/48130UZ40/doctype/Product_Termsheet/document.pdf For more information about the estimated value of the notes, which likely will be lower than the price you paid for the notes , p lease see the hyperlink above. Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes . * The actual Maximum Amount will be provided in the pricing supplement and will not be less than $160.00 per $1,000 principal am ount note. J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Hypothetical Total Returns** Final Value of Lesser Performing Index Lesser Performing Index Return Total Return on the Notes 165.00 65.00% 16.00% 140.00 40.00% 16.00% 120.00 20.00% 16.00% 116.00 16.00% 16.00% 110.00 10.00% 10.00% 105.00 5.00% 5.00% 101.00 1.00% 1.00% 100.00 0.00% 0.00% 99.00 - 1.00% - 1.00% 95.00 - 5.00% - 5.00% 90.00 - 10.00% - 5.00% 80.00 - 20.00% - 5.00% 60.00 - 40.00% - 5.00% 40.00 - 60.00% - 5.00% 20.00 - 80.00% - 5.00% 0.00 - 100.00% - 5.00% 2yr Partial Principal at Risk Capped Notes linked to SPX/ RTY North America Structured Investments ** Reflects Maximum Amount equal to the minimum Maximum Amount set forth herein, for illustrative purposes. The “total return” as used above is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical returns shown above apply only at maturity. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns shown above would likely be lower .

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Selected Risks • The notes may not pay more than 95.00 % of the principal amount at maturity . • Your maximum gain on the notes is limited by the Maximum Amount. • Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co . • You are exposed to the risk of decline in the level of each Index. • Your payment at maturity will be determined by the Lesser Performing Index. • No interest payments, dividend payments or voting rights. • JPMorgan Chase & Co. is one of the companies that make up the S&P 500 ® Index. • The notes are subject to the risks associated with small capitalization stocks. • As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets. Selected Risks (continued) • The estimated value of the notes will be lower than the original issue price (price to public) of the notes. • The estimated value of the notes is determined by reference to an internal funding rate. • The estimated value of the notes does not represent future values and may differ from others’ estimates. • The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period. • Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as JPMS) intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal. • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes decline. • The tax consequences of the notes may be uncertain. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the notes. Additional Information SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offeri ngs to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPM organ Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC we b site at www.sec.gov. Alternatively, JPMorgan Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in th e this offering will arrange to send you the prospectus and each prospectus supplement, underlying supplement as well as any product supplement and preliminary pricing supplement if you so request by calling toll - free 1 - 866 - 535 - 9248. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion o f U .S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Cha se & Co. of any of the matters address herein or for the purpose of avoiding U.S. tax - related penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to the se matters. This material is not a product of J.P. Morgan Research Departments. Free Writing Prospectus Filed Pursuant to Rule 433, Registration Statement Nos. 333 - 222672 and 333 - 222672 - 01 North America Structured Investments 2yr Partial Principal at Risk Capped Notes linked to SPX/ RTY The risks identified above are not exhaustive. Please see “Risk Factors” in the applicable product supplement and underlying sup plement and “Selected Risk Considerations” in the applicable preliminary pricing supplement for additional information.